Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 241,846,395.56	0.0001381	$ 33,398.99
Fees Previously Paid
	Total Transaction Valuation:	$ 241,846,395.56
	Total Fees Due for Filing:			$ 33,398.99
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 33,398.99
Offering Note
[1]	(i) Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 16, 2026, by and among AstroNova, Inc. ("AstroNova"), Orion Merger Parent, Inc. and Orion MergerCo X, Inc. (ii) Title of each class of securities to which the transaction applies: common stock, par value $0.05 per share, of AstroNova. (iii) Aggregate number of securities to which transaction applies: As of July 13, 2026, the maximum number of shares of AstroNova's common stock, par value $0.05 per share, to which this transaction applies is estimated to be 8,405,325, which consists of: a. 7,838,476 shares of issued and outstanding common stock entitled to receive $29.00 per share in cash, without interest (the "Merger Consideration"); b. 444,122 shares of common stock underlying restricted stock units (each, a "Company RSU") entitled to receive the Merger Consideration; c. 103 shares of common stock underlying performance stock units (each, a "Company PSU") entitled to receive the Merger Consideration; and d. 122,624 shares of common stock underlying outstanding and unexercised options (the "Options") entitled to receive the Merger Consideration less any applicable exercise price. (iv) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 13, 2026, the underlying value of the transaction was calculated as the sum of: a. the product of 7,838,476 shares of issued and outstanding common stock and the Merger Consideration; b. the product of 444,122 shares of common stock underlying Company RSUs and the Merger Consideration; c. the product of 103 shares of common stock underlying Company PSUs and the Merger Consideration; and d. the product of 122,624 Options and $13.44, which is the difference between the Merger Consideration and the Options' weighted-average exercise price of $15.56. (v) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in footnote (iv) by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources